Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to use in this Form S-1 Registration Statement of our report dated March 30, 2018, relating to the financial statements of Tapinator, Inc. which appear in this Registration Statement.

We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/Liggett & Webb, P.A.

New York, New York

April 30, 2018